1 A:\Asset8.doc
11/18/99 10:03 AM
                  ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made and entered into
as of November  5,  1999,  by  and among K-PIPE MERGER
CORPORATION,  a Delaware  corporation (the "Seller"),
MIDCOAST ENERGY  RESOURCES, INC.,  a  Texas  corporation
("MERI"), MIDCOAST KANSAS  PIPELINE, INC.,  a Delaware
corporation ("Midcoast Pipeline"), and MIDCOAST KANSAS
GENERAL PARTNER, INC., a Delaware corporation  ("Midcoast
General   Partner").   Midcoast  Pipeline  and  Midcoast
General Partner are hereinafter sometimes collectively
referred to as the "Buyers".   The  Seller,  MERI  and the
Buyers  are  hereinafter sometimes   collectively  referred
to  as  the   "Parties"   and individually as a "Party".)

                          RECITALS

     WHEREAS, the Seller has contracted to acquire the
businesses known  as  Kansas  Pipeline Company, MarGasCo
Partnership,  MidKansas   Partnership   and  Riverside
Pipeline   Company   (more specifically defined herein as
the "Assets");

      WHEREAS, the Seller desires to sell or cause to be sold to the Buyers, and the Buyers desire to purchase the Assets;

     WHEREAS, the Buyers are wholly owned direct or indirect subsidiaries of MERI;

           WHEREAS, this Agreement contemplates a
transaction in which the Buyers will purchase, and the Seller will sell or cause to be sold to the Buyers, the Assets for the consideration hereinafter specified;

                          AGREEMENT

     In consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereto, intending to be legally bound, agree as follows.

                          ARTICLE I
                         DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

     Adverse Consequences shall mean all debts, obligations, losses, costs of investigation and defense, damages, liabilities, claims, judgments, awards,
settlements, taxes, penalties,  fines, assessments   and
other  costs  and  expenses   (including   any prejudgment
interest in any litigated or arbitrated matter) which may be incurred, made or levied; provided, however, that such term shall not include any punitive or exemplary damages.

     Adjustment Amount shall have the meaning set forth in Section 2.3(b).

     Adjustment Value shall have the meaning set forth in
Section 2.3(b).

     Affiliated Entity or Affiliate, Entities or Persons
shall be deemed  Affiliated as to each other to the extent:
a) one of  the
Entities  directly or indirectly controls, or is  controlled by, the operations of the other, or the direct or indirect control of one of the Entities is exercised by the officers,  directors, stockholders,  or partners of the
other Entity  (whether  or  not such  persons  exercise
such  control  in  their  capacities  as officers,
directors, stockholders, or partners); and b) one of the Entities directly or indirectly owns, and/or its officers, directors, stockholders or partners (limited or general)
directly or indirectly own, a five percent (5%) or greater interest in the capital and/or profits of the other
Entity.   By   way of
illustration,  if  Corporation  A  owns  51%  of  the  stock   of
Corporation B, which owns 51% of the stock of Corporation C, which owns 51% of the stock of Corporation
D; then each of A, B, C and D would be an Affiliate of each and every one of the other three corporations.

     Agreement   shall   mean  this  Asset  Purchase
Agreement, including the preamble, recitals, schedules and
exhibits  hereto, all of which are hereby incorporated
herein by reference and made a part hereof.
     Agreement-Related  Litigation shall  have  the  meaning
set forth in Section 9.5.
     Assets   shall  mean  all  of  those  Partnership
Interests together with certain other assets, properties, rights, holdings and interests described or referred to on Schedule
1.1(A) hereto.

     Butcher Interests shall have the meaning set forth on Schedule 1.1(B) hereto.

     Buyers' Disclosure Schedule shall mean that schedule from the Buyers to the Seller to be delivered upon the execution of this Agreement, and updated, subject to the approval of the Seller, and redelivered at Closing, which sets forth certain disclosures concerning the Buyers and their businesses.

     Buyers' Indemnified Parties shall have the meaning set forth in Section 6.2.

     Buyers' Indemnified Party shall have the meaning set forth in Section 6.2.

     Buyers' Revised Adjustment Value shall have the meaning set forth in Section 2.3(c).

     Close shall mean the concluding of the Transaction.

     Closing shall mean a meeting for the purpose of concluding the Transaction to be held at the place and on the date fixed in accordance with Section 2.6.

     Closing   Approval  shall  mean  the  expiration  or
early termination of any waiting period pursuant to the HSR Act in connection with Filing Number 20000034.

     Closing Date shall mean the date upon which the Preliminary Cash Consideration is paid to the Seller by the Escrow Agent pursuant to the Escrow Agreement.

     Code shall mean the Internal Revenue Code of 1986, as amended.

     Companies shall mean collectively MGC, MID-KANSAS, KPC, and RIVERSIDE.

     Companies' Financial Statements shall have the meaning set forth in Section 3.5.

     Cut-Off Date shall mean November 5, 1999 at 4:00 p.m. central time.

     Debt shall mean (i) the principal of long term debt, current principal portion of long term debt, and the principal portion of short term notes payable of the Companies, all as defined by generally accepted accounting principles, and (ii) the debt obligations of
Syenergy  described  in  Schedule  1.1(C),   but
specifically shall not include the Retained Liabilities.

     Effective Time shall mean 12:01 a.m. as of the Closing
Date.

     Entity   shall   mean   any   corporation,
proprietorship, partnership (general or limited), trust, estate, foundation, association or any other entity or group.

     Environmental Claim shall mean any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any Environmental Law.

     ERISA shall mean The Employee Retirement Income
Security Act of 1974, as amended.

     Escrow  Agent  shall  mean Cooperative Centrale
RaiffeisenBoerenleenbank B.A., "Rabobank International", New
York branch.

     Escrow Agreement shall mean the Agreement attached hereto as Schedule 2.6.

     Excluded Assets shall have the meaning set forth in
Section 2.5.

     GAAP shall mean generally accepted accounting principles consistently applied.

     Gas   Contracts  shall  have  the  meaning  set   forth
in Section 3.16.

     Governmental Authority shall mean the federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

     HSR   Act   shall   mean  The  Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

     Indemnified Party shall have the meaning set forth in Section 6.4(a).

     Indemnifying Party shall have the meaning set forth in Section 6.4(a).

     Judgment shall mean any judgment, writ, injunction, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, having appropriate jurisdiction, and any adjudicative order of or by a Governmental Authority.

     KPC shall mean Kansas Pipeline Company, a Kansas general partnership.

     Law shall mean the common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.
     Lien shall mean any mortgage, lien or encumbrance, which (i) creates or confers an interest in property to secure payment or performance of a liability, obligation
or  claim,  or  which retains   or   reserves  such  an
interest  for  such   purpose; (ii)  grants  to  any Person
the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest in property; (iii) restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property;  or (iv)  otherwise  constitutes an interest in,
or claim against, property, whether arising pursuant to any Law, Judgment or any binding contract.
     Material Adverse Effect shall mean any change, event, occurrence or state of facts which is or which would reasonably be expected to lead to an adverse change or effect on in the business or operations pertaining to the Assets and/or Adverse Consequences as the case may be, which is material to the Assets other than any change or effect (i) arising  out  of  general economic conditions,
(ii) arising with respect to the industry to which the Assets are related, but not specifically relating to the Assets, (iii) arising out of or as a result of the public announcement of the Transaction, or (iv) arising out of events or facts set forth on the Seller's Disclosure
Schedule  or  the Buyers'  Disclosure  Schedule.   No
change or event shall be material unless it is individually greater than $250,000 (not including multiples of revenues or earnings in the case of changes or events affecting the revenue or earnings of the relevant company).
     MID-KANSAS  shall  mean  Mid-Kansas  Partnership,  a
Kansas general partnership.
     MRG  shall  mean  MarGasCo Partnership, an Oklahoma
general partnership.
     Partnership Interests shall mean one-hundred percent (100%) of the partnership interests in each of KPC, MGC, MIDKANSAS, and RIVERSIDE.
     Pending  Claims shall have the meaning set forth in
Section 3.6.
     Partnership Debt Instruments shall mean the debt obligations of SYENERGY and MGC described in Schedule 1.1(C).
     Person shall mean any natural person, corporation, limited liability company, general or limited partnership,
joint venture, trust,   association,  unincorporated  entity
of  any  kind   or Governmental Authority.
     Preliminary Cash Consideration shall mean a sum of cash equal to $179,216,444.00, plus or minus the Adjustment Amount as defined in Section 2.3(b) below and minus the Debt as of the Closing.
     Purchase    Price   shall   mean   the   Preliminary
Cash Consideration, as adjusted at and following Closing as set forth in Article II.
     Revised  Adjustment Amount shall have the meaning set
forth in Section 2.3(c).
     Revised Adjustment Value shall have the meaning set
forth in Section 2.3(c).
     Representatives   shall  mean  officers,  employees,
legal counsel, financial advisors, accountants or other authorized representatives of any of the Parties, to be provided access to information.
     Retained  Liabilities shall have the meaning  set
forth  in Section 2.4.
     RIVERSIDE shall mean Riverside Pipeline Company, L.P., a Kansas general partnership.
     Seller's Disclosure Schedule shall mean that schedule from the Seller to the Buyers to be delivered upon the execution of this Agreement, and updated, subject to
approval of the  Buyers, and   redelivered  at  the
Closing, which sets forth certain disclosures concerning the Seller and its Partnership Interests.
     Seller's Revised Adjustment Value shall have the meaning set forth in Section 2.3(c).
     Subsidiary shall mean in reference to any entity, any corporation, limited liability company, limited partnership or general partnership, a majority of the
outstanding   voting securities  or  voting  control of
which are  owned  directly  or indirectly by such entity.
     SYENERGY shall mean Syenergy Pipeline Company, L.P., a Kansas limited partnership.
     Taxes shall mean all Federal, state, local, foreign and other taxes of any kind, including without limitation, those on or measured by or referred to as income, gross
receipts,  sales, use,   ad  valorem,  franchise,  profits,
withholding, payroll, employment, excise, severance, stamp, occupation, value added, windfall profits taxes, customs duties or similar fees and assessments of any
kind,  including  interest,  penalties  and additions   to
tax  or  additional  amounts  imposed   by   any
governmental authority with respect thereto.
     Tax Returns shall mean all returns, declarations, reports, information returns and statements with respect to Taxes of whatsoever kind.
     Third Party Claim shall have the meaning set forth in Section 6.4.
     Threshold shall have the meaning set forth in Section
6.5.
     Transaction shall mean the transaction contemplated by this Agreement.
     True-up  Date shall have the meaning set forth  in
Schedule 2.3(b).
     1.2 Additional Terms. Terms not set forth in Section 1.1, but otherwise defined in the body of this Agreement, shall have the specific meanings attributed to them in the text. Terms in the singular shall have the same meanings when used in the plural and vice versa.
                         ARTICLE II
                      PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the terms and conditions of this Agreement at the Closing, but effective as of the Effective Time, the Buyers will purchase directly from the Affiliates of the Seller that own the Assets, and the Seller will cause its Affiliates that own the Assets to sell and transfer to the Buyers, the Assets for the Purchase Price.
2.2 Preliminary Cash Consideration. The Buyers agree to pay to the Seller, at the Closing, the Preliminary Cash Consideration with the adjustments set forth in Section 2.3.
2.3 Adjustments.
     (a) The Preliminary Cash Consideration shall be paid to the Seller at Closing.
      (b) The Preliminary Cash Consideration paid to the Seller at Closing shall be increased or decreased (as the case may be) (with such difference being paid in cash as hereinafter provided by either the Buyers or the Seller, as the case may be) to the extent the Adjustment Value (based on the Seller's estimate as provided below) is greater or less than Twenty-Five Thousand Dollars ($25,000) (such difference is referred to as the "Adjustment Amount"). "Adjustment Value" shall be calculated on a consolidated basis as of the True-up Date, in accordance with GAAP, for the Companies as set forth on Schedule 2.3(b).

The Seller shall submit to the Buyers its good faith estimate of the Adjustment Value as of and including November 4, 1999.

     (c) After the True-up Date, the Seller and the Buyers shall true up Seller's estimate of the Adjustment Value made prior to True-up Date. The Revised Adjustment Value or Revised Adjustment Amount shall be determined based on
Schedule 2.3(b) as follows:

           (i) Seller shall submit to the Buyers, not more than thirty (30) days after the True-up Date, its good faith estimate of the Adjustment Value as revised based on any information then available to the Seller (the "Revised Adjustment Value").

The Seller  shall  also provide the Buyers with the work  papers
and back-up   materials  used  in  preparing  its  estimated
Revised Adjustment Value.

           (ii) Within thirty (30) days after receiving the Revised Adjustment Value from the Seller, the Buyers shall prepare and deliver to the Seller a detailed statement as to their calculation of the Adjustment Value (the "Buyers' Revised Adjustment Value").

           (iii) If the Seller has any objections to the Buyers' Revised Adjustment Value calculation, it shall deliver a detailed statement describing its objections to the Buyers and setting its calculation of the Revised Adjustment Value (the "Seller's Revised Adjustment Value") within thirty (30) days after receiving the Buyers' Revised Adjustment Value calculation. The Seller and the Buyers shall use reasonable efforts to resolve any such objections themselves. If they do not resolve such objection within thirty (30) days after the Seller has delivered its statement of objections, the Buyers and the Seller shall select an accounting firm mutually acceptable to them which shall resolve any remaining objections. If they are unable to agree on the choice of accounting firm,
they shall select a  nationallyrecognized   accounting  firm
by  lot  (after  excluding   their respective   regular
outside  accounting  firms),   which   such selection  shall
occur no later than ten (10) days following the expiration of the foregoing thirty (30) day time period.

The determinations made by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon all parties hereto. The determinations made by the accounting firm shall be delivered to the Buyers and the Seller no later than thirty (30) days following selection of the accounting firm. The Seller and the Buyers shall revise the statement of the Revised Adjustment Value as appropriate to effect the resolution of any objections thereto pursuant to this Section 2.3 and such revised statement shall be the Revised Adjustment Value. The difference (positive or negative) between the Revised
Adjustment Value and the Adjustment Value shall be paid by the Seller or the Buyers, as appropriate, within three (3) business days after the final determination of the Revised Adjustment Amount.
          (iv)  In the event the Buyers and the Seller
submit any unresolved objections to an accounting firm for resolution as provided in this section, they shall share responsibility for the fees and expenses of the accounting firm as follows:
                (A)   if the accounting firm resolves all of
the unresolved objections in favor of the Buyers, the Seller shall be responsible for all of the fees and expenses of the accounting firm;
                (B)   if the accounting firm resolves all of
the unresolved objections in favor of the Seller, the Buyers shall be responsible for all of the fees and expenses of the accounting firm;
                (C)  if the accounting firm resolves some of
the unresolved objections in favor of the Buyers and the rest of the unresolved objections in favor of the Seller, the Buyers shall be responsible for the fraction of the fees and expenses of the accounting firm equal to (x) the difference between the Revised Adjustment Value and the Buyers' Revised Adjustment Value, divided by (y) the difference between the Seller's Revised Adjustment
Value and the Buyers' Revised Adjustment Value.
     Example #1:
          If  the  Buyers' Revised Adjustment Value is  100,

          the Revised  Adjustment  Value is  125,  and  the

          Seller's Revised Adjustment Value is 175, then the

          Buyers  shall pay  25/75  or  1/3  of the fees and

          expenses  of  the accounting firm, and the Seller

          shall pay the remaining 2/3.

                         125-100   =    25 or 1/3

                          175-100        75

     Example #2:

          If the Buyers' Revised Adjustment Value is 50, the Revised Adjustment Value is 150, and the Seller's Revised Adjustment is 200, then the Buyers' shall pay 100/150 or 2/3 of the fees and expenses of the accounting firm, and the Seller shall pay the remaining 1/3.


                    150-50    =    100 or 2/3


                         200-50         150


          (v) The Buyers shall make the books and records of the Companies and its Affiliates available for
inspection, review and copying                            to
the   Seller    and  its  accountants   and   other
representatives. The Buyers shall cooperate with the Seller and will make the work papers and backup materials used in preparing the statement of the Buyers' Revised Adjustment Value available to the Seller and its accountants and other representatives in each case at reasonable times and upon reasonable notice at any time during (A) the preparation by the Buyers of the statement of Buyers' Revised Adjustment Value, (B) the review by the Seller of the statement of Buyers' Revised Adjustment Value, and (C) the resolution by the Buyers and the Seller of any objections thereto.
2.4   Assumption  of  Debt.  Subject to the Closing,  the
Buyers
agree to pay or cause to be paid, substantially simultaneous with the Closing, all indebtedness evidences by the
Partnership  Debt Instruments.   The  Buyers  shall  pay
any and all principal, interest, make whole premium, and any and all other premiums, costs, fees (including assumption fees), penalties, due or which may be due at Closing or at any date thereafter, pursuant to the terms of the Partnership Debt Instruments. The Partnership Debt Instruments are identified in the Seller's Disclosure Schedule. Except for the Debt, the Buyers shall not assume by virtue of this Agreement or transactions contemplated hereby, and shall have no liability for, any liabilities of the Seller (or any Affiliates of the Seller) of any kind, character or description whatsoever (the "Retained Liabilities").

2.5 Excluded Assets. The following assets associated with the businesses of the Companies are specifically excluded from the purchase and sale contemplated by this Agreement:

     (a)  The Butcher Interests;

     (b)   The  $10,000,000 principal balance in the Cash
Reserve
Account held in the name of Syenergy Pipeline Company, L.P. at State Street Bank and Trust Company, Boston,
Massaschusetts; and

     (c) Any and all causes of action, tort or breach of contract, or otherwise, held by Companies and/or their Affiliated Entities against Western Resources, Inc. and/or OneoK, Inc. or their Affiliated Entities arising out of or related to the failure of Western Resources, Inc. to sell Companies and/or their Affiliated Entities the gas local distribution company assets and business which is now KGS, a division of OneoK, Inc.

     2.6 Closing. On November 8, 1999, the Preliminary Cash Consideration and all documents required by Section 2.7 shall be deposited by the Parties with the Escrow Agent pursuant to the Escrow Agreement attached hereto as
Schedule 2.6. The Closing of the Transaction shall occur at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, 125 West 55th Street, New York, NY 100195389, commencing at 10:00 A.M., local time, on November 9, 1999, unless extended by reason of any cure periods which the Buyers or the Seller may have pursuant to Article VIII with which to cure a breach of warranty, a misrepresentation or perform a covenants, in which event the Closing shall occur on the first day following such cure period or the date otherwise mutually agreed to by the Parties.

     2.7 Deliveries at Closing. At Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments and documents referred to in Section 7.2,
(ii) the Buyers will deliver to the Seller the various certificates, instruments and documents referred to in
Section 7.3, (iii) the Seller will deliver to the Buyers such instruments of assignment, conveyance and transfer, with general warranty of title, and otherwise in form and content mutually acceptable to the Seller and the Buyers, as shall be necessary to transfer and convey to the Buyers all of the Assets, (iii) the Escrow Agent will deliver the Preliminary Cash Consideration to the Sellers, and (v) the Buyers will deliver to the Seller such instruments which evidence, in form and content reasonably acceptable to the Seller, compliance with the provisions of
Section 2.4 hereof.
     2.8 Apportionments. The Buyers shall be responsible for the actual payment of all ad valorem and property taxes with respect to the Assets for the calendar year in which the Closing occurs; provided, however, that the Seller shall reimburse the Buyers for its pro rata share of such taxes to the extent not previously paid by the Seller. An estimate of such taxes shall be made at the Closing and such amount shall be paid to the Buyers at Closing.
The ad valorem and property taxes for the year of Closing for which the Seller is responsible shall be determined by applying a fraction based on the number of days in the calendar year prior to the Effective Time to such taxes for the calendar year. Payment of any amount owed by the Buyers to the Seller or by the Seller to the Buyers shall be made within thirty (30) days after the actual ad valorem and property taxes with respect to the Assets for the calendar year in which Closing occurs have been determined.
     2.9 Purchase Price Allocation. Within sixty (60) days from Closing, the Buyers will provide to the Seller a schedule of the Buyers' estimated allocation of the Purchase Price among the Assets acquired.

                               ARTICLE III
   REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND
                            THE COMPANIES

     Except as provided in this Agreement and except as set forth in the Seller's Disclosure Schedule (each section of which qualifies all of the relevant representations or warranties), the Seller represents and warrants to the Buyers as follows:

     3.1  Corporate Organization, Qualification and  Power.   The
Seller and each of the Companies is duly formed, validly
existing and  in  good standing under the Laws of the
jurisdiction of  its formation, and is duly qualified to
conduct its business and each is  in  good  standing in
every other jurisdiction in  which  its business  is
conducted, except where failure to be so  qualified,
licensed  or  to  be in good standing would not have  a
Material Adverse  Effect.   The Seller and each of the
Companies has the power to own or lease its respective properties and to carry on its business as now being conducted, wherever located.

     3.2 Authorization of Agreement and the Transaction. The Seller has all requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transaction. This Agreement and the consummation of the Transaction by the Seller have been duly and validly authorized by the Seller's Board of Directors and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the Transaction.

     3.3 Enforceable Agreement. This Agreement has been duly and validly executed and delivered by the Seller and, assuming it constitutes the valid and binding agreement of MERI and the Buyers, constitutes a valid and binding obligation of the Seller, enforceable against the Seller according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual  obligations and creditor's rights generally
and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.
     3.4 No Conflicts, Violations, Breaches or Defaults. Except as set forth on the Seller's Disclosure Schedule
or  in  this Section                                 3.4,
the execution and delivery of this Agreement by  the
Seller and its performance of the obligations hereunder and the consummation of the Transaction, do not (a) conflict with or result in any breach of any provision of the Articles of Incorporation, as amended, or Bylaws, as
amended, of  the  Seller or   the   Companies;   (b)
require  any   consent,
approval,
authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of the HSR Act;
(ii) the filing of appropriate documents with the relevant authorities of states in which the Seller or any of its Affiliates or Subsidiaries is authorized to do business,
(iii) approvals, if any, required  of the   Federal  Energy
Regulatory Commission ("FERC") and any Governmental Authorities having jurisdiction over the Seller or any of its Affiliates or Subsidiaries; (iv) approvals of the lenders to Seller; or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or materially adversely affect the ability of the Seller to consummate the Transaction;
(c) except as would not have a Material Adverse Effect, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance required by the Seller under, (i) any Judgment or Law to which it is subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above), or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Seller is subject or bound; or (d) result in the creation of any Lien on any of the assets of the Seller, its Subsidiaries and Affiliates, which would have a Material Adverse Effect, except for liens created under this Agreement, Schedules or Exhibits hereto and related transactions and as accepted by the Buyers.

     3.5  Financial Statements.  The consolidated balance
sheets and    the   related   consolidated   statements   of  earnings,
stockholders' equity and cash flows (including the related notes thereto) of the Companies for and as of December 31, 1997 and 1998 and for and as of June 30, 1999
(collectively, "Companies' Financial
Statements")  and  included  in  Seller's  Disclosure
Schedule, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of the Companies as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that the unaudited interim financial statements do not contain all of the footnote disclosure required by
GAAP).

     3.6 Litigation. Except as set forth on the Seller's Disclosure Schedule (the "Pending Claims"), there is no action, suit, claim, governmental investigation, arbitration or other proceeding pending, or, to the actual knowledge of the Seller's present or former officers, threatened in writing, against the Companies or their present Affiliates, the Seller, any of its Subsidiaries or any of the Affiliates which, if adversely determined, would have a Material Adverse Effect.

     3.7 Taxes. The Companies have timely filed all material Tax Returns required to be filed (taking into account extensions approved by Governmental Authorities) and as of the Effective Time will have paid all Taxes for periods prior to the Effective Time to be due and have provided reserves in accordance with GAAP in their respective financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except as set forth in the Seller's Disclosure Schedule or where the failure to pay or provide for such Taxes would not have a Material Adverse Effect, and (i) no material claim for unpaid Taxes has been asserted against the Companies or the Assets in writing by a tax authority or has become a Lien (except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and that have been reserved against in accordance with GAAP) against Assets or the property of the Companies, except as to such matters as would not have a Material Adverse Effect,
(ii) as of the date of this Agreement, no audit of any material Tax Return of the Companies is being conducted by a tax authority, and (iii) as of the date of this Agreement, no extension of the statute of limitations on the assessment of any Taxes has been granted by the Companies and is currently in effect.
     3.8 Environmental Laws and Regulations. Except as set forth on Seller's Disclosure Schedule, the Companies and their present Affiliates, the Seller and each of its Subsidiaries and the Affiliates (a) are in compliance with Environmental Laws (as defined below) except for noncompliance that will not have a Material Adverse Effect, and (b) have not received written notice of, or to the actual knowledge of any of the present or former officers of the Companies and their present Affiliates, the Seller, its Subsidiaries and the Affiliates, are the subject of an Environmental Claim which would have a Material Adverse Effect.

The term "Environmental Laws" shall mean any  state  or
federal  environmental statute or regulation, including  but not limited to the Comprehensive Environmental Response,
Compensation and Liability Act   of   1980,  as   amended   (collectively,
"Environmental Laws").

     3.9 Compliance with Applicable Laws. Except as set forth on the Seller's Disclosure Schedule or for violations that will not have a Material Adverse Effect, the businesses of the Companies and their present Affiliates, the Seller, its Subsidiaries and the Affiliates are not being conducted in violation of any Laws.

     3.10 Title to Properties. The Companies and their present Affiliates, the Seller and each of its Subsidiaries and the Affiliates have good and marketable title to, or valid leasehold interests in, all their respective material properties and assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not have a Material Adverse Effect. All such assets and properties of the Companies, other than assets and properties in which the Companies have leasehold interests, are free and clear of all Liens except for Liens that would not have a Material Adverse Effect and those set forth on the Seller's Disclosure Schedule.

     3.11 Employee Benefit Matters.

     (a) The Seller has furnished to the Buyers true and
complete copies  of all material employee benefit plans
within the meaning of Section 3(3) of ERISA that covers employees, directors, former employees or former directors of the Companies, all as listed  on
the  Seller's Disclosure Schedule.  In addition, the  Seller has furnished all trust agreements or insurance contracts forming a part of any such employee benefit plans maintained by or for  the Companies, a copy of the most
recent determination letter for any such  employee benefit
plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA and is intended to comply with Section 401(a) of the Code, and a copy of the most
recent Form 5500, if applicable.
     (b)  Each of the employee benefit plans maintained by
or for the Companies is in substantial compliance with all applicable Laws including ERISA and the Code, except for any  noncompliance that would not have a Material Adverse
Effect
     (c)  No  employee benefit plan is a "multiemployer
plan"  as such  term  is defined in Section 4001(a)(3) of
ERISA or  Section 414(f)  of the Code or a multiemployer
plan described in  clauses (i)  or  (ii)  of Section
3(37)(A) of ERISA; or is a part of a "multiple employer welfare arrangement" within the meaning of Section 3(40)
of ERISA.
     (d)  There are no pending, threatened, or anticipated
claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the employee benefit plans or any trusts related thereto that would have
a Material Adverse Effect.
     3.12  Broker's  Fees.  The  Seller  has  not  employed   any
investment bank, broker, finder, consultant or other intermediary which would be entitled to any fee or commission from the Buyers in connection with this Agreement or the Transaction.

     3.13 Absence of Certain Changes or Events. Since December 31, 1998, the Companies and their present Affiliates, the Seller and its Subsidiaries and the Affiliates have conducted their business in all
material  respects  in  the  ordinary   course consistent
with past practice, and there is not and has not been: (i) any change which has had a Material Adverse Effect, or (ii) any condition, event or occurrence which is reasonably likely to have a Material Adverse Effect.

     3.14  Labor  Matters.  As  of the date  of  this
Agreement, neither  the  Companies  nor their present
Affiliates,  nor  the Seller nor any of its Subsidiaries or
the Affiliates, is a  party to  or  bound by, and none of
their employees is subject to,  any collective  bargaining
agreement  relating  to  the   term
and
conditions  of  employment for any group of employees  (any
such agreement, memorandum or document, a "Collective Bargaining Agreement"), and as of the date of this
Agreement there  are  no labor  unions  or  other
organizations representing  or,  to  the knowledge  of  any
of  the present or  former  officers  of  the Companies or
their present Affiliates, the Seller, purporting  to
represent,   any  employees  employed  by  the  Seller   or   its
Subsidiaries. As of the date of this Agreement, no labor union is currently engaged in or, to the knowledge of any of the present or former officers of the Companies or their present Affiliates or the Seller, threatening, organizational efforts with respect to any employees of the Seller or any of its Subsidiaries.

     3.15  Year  2000 Compatibility. Except as set forth  on
the Seller's  Disclosure Schedule, the Companies have
developed  and are executing a plan (the "Y2K Plan") to
address significant year 2000 compatibility issues.  In the
case of certain equipment with imbedded  chips  where
testing  for  year  2000  compliance   is impossible  or
impractical, the Y2K Plan may include plans and strategies for replacing such capability with redundant capacity within the Companies or with alternative third party sourcing with comparable quality and pricing, excluding any provider of basic services and utilities.
     3.16 Gas Contracts. All material gas sales, purchase and transportation contracts (the "Gas Contracts") to which the Companies, or either of them, is a party or is otherwise bound are listed on the Seller's Disclosure Schedule. Copies of all such Gas Contracts, together with all amendments, modifications, revocations and notices pertaining thereto have been delivered or made available to the Buyers. Except as set forth and expressly noted on the Seller's Disclosure Schedule, none of the Companies or their present Affiliates, or the Seller, its Subsidiaries and the Affiliates is party to any arrangement under which it will be obligated, by virtue of a prepayment arrangement, a "take-or-pay" arrangement or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to pay for hydrocarbons or their transportation without then receiving such hydrocarbons.

     3.18  No  Defaults.  Except as set  forth  on  the
Seller's Disclosure Schedule, to the actual knowledge of the present and former officers of the Companies or their present
Affiliates, the Seller,  its  Subsidiaries and the
Affiliates, (i)  none  of  the Seller,  its  Subsidiaries
and the Affiliates  is  in  breach  or default  under any
term or provision of any of the Gas Contracts, except  where such  breaches  or  defaults  would  not,  either
individually or in the aggregate, have a Material Adverse
Effect, (ii)  all of the Gas Contracts are in full force and effect,  and constitute legal, valid and binding obligations of the Companies, and  to  the  Companies  and  their
present  Affiliates  and  the Seller's  knowledge, the other
Parties thereto except  where  the failure  to  be  in  full force and effect and legal,  valid  and binding  would not
have a Material Adverse Effect, (iii) none  of the
Companies  and  their present Affiliates  has  received  any written  notice  from any other party indicating  any
intent  to rescind  or dishonor any material provision
contained in  any  of the  Contracts.   Except as set forth
on the Seller's Disclosure Schedule, none of the Companies and their present Affiliates, the Seller, its Subsidiaries and the Affiliates is a party to any contract to sell any portion of its assets other than in the ordinary course of business.

     3.18 Insurance. To the actual knowledge of the present and former officers of the Companies and their present Affiliates, the Seller, its Subsidiaries and the Affiliates, the Companies or their Affiliates maintain in effect insurance on their respective assets as described on the Seller's Disclosure Schedule and such insurance policies are in full force and effect on the date hereof and will remain in effect through the Closing.

To the actual  knowledge  of  the present and  former  officers  of
the Companies   and  their  present  Affiliates,  the
Seller, its Subsidiaries and the Affiliates, none of the Companies and their Affiliates is in default with respect to any provision contained in any insurance policy covering any portion of their assets, except where such default would not have a Material Adverse Effect.

     3.19 Tariffs. To the actual knowledge of the present and former officers of the Companies and their present Affiliates and the Seller, except as set forth on the Seller's Disclosure Schedule or for noncompliance that will not have a Material Adverse Effect, all operations of any of the Companies which are subject to a tariff approved by FERC are in compliance with each such tariff.

     3.20 Gas Imbalances.  To the actual knowledge of the
present and former   officers  of  the  Companies  and  their   present
Affiliates, the Seller, its Subsidiaries and the Affiliates, as of September 30, 1999 the KPC and MRG imbalances are as set forth in the Seller's Disclosure
Schedule.

                         ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF MERI AND BUYERS

     Except  as  set  forth  in th e Buyers' Disclosure
Schedule (each section of which qualifies the correspondingly numbered representation or warranty) MERI and the Buyers jointly and severally represent and warrant to the Seller as follows:

     4.1 Corporate Organization, Qualification and Power.
Each of MERI and the Buyers is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not have a Material Adverse Effect on the Seller. Each of MERI and the Buyers has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located.

     4.2 Authorization of Agreement and the Transaction. MERI and the Buyers have all requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transaction. This Agreement and the consummation of the Transaction by MERI and the Buyers have been duly and validly authorized by the Boards of Directors of MERI and each of the Buyers and no other corporate proceedings on the part of MERI or either of the Buyers are necessary to authorize this Agreement or to consummate the Transaction.

     4.3  Enforceable Agreement. This Agreement has been
duly and
validly  executed  and  delivered by MERI  and  the  Buyers
and, assuming                                            it
constitutes the valid and binding agreement of the Seller, constitutes a valid and binding obligation of each of MERI and the Buyers, enforceable against each of them according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

     4.4  No  Conflicts, Violations, Breaches or  Defaults.   The
execution and delivery of this Agreement by each of MERI and the Buyers and their performance of the obligations
hereunder and the consummation  of  the Transaction, do not
(a)  conflict  with  or result  in any breach of any
provision of the respective Articles of Incorporation, Certificate of Incorporation or Bylaws of MERI or the
Buyers; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any
Governmental Authority,   except  (i)  in  connection  with
the   applicable requirements,  if  any, of the HSR Act;
(ii) approvals,  if  any, required of  Governmental
Authorities having  jurisdiction  over
MERI  or  either  of the Buyers; or (iii) where  the
failure  to
obtain  such  consent, approval, authorization or permit,
or  to make  such  filing  or notification, would not  have
a  Material Adverse  Effect  on  MERI or the Buyers or
materially adversely affect the ability of the Buyers to consummate the Transaction; (c) except as would not, individually or in the aggregate, have a Material
Adverse Effect,conflict with or result in a breach  or
violation  of,  or constitute a default under, or result  in
(or create  in any party the right to cause) the
acceleration of  any
performance of MERI or the Buyers under, (i) any Judgment or
Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above), or (ii) any mortgage, bond, indenture, agreement,  contract, license or
other instrument or  obligations to  which  MERI or either
of the Buyers are subject or bound; or (d) result in the creation of any Lien on any of the assets of MERI or either of the Buyers which would have a Material Adverse
Effect on MERI or either of the Buyers.
     4.5   Litigation.   There  is  no   action,   suit,
claim,
governmental investigation, arbitration or other proceeding pending, or, to the actual knowledge of the officers of MERI or either of the Buyers, threatened in writing, against MERI or either of the Buyers which, if adversely determined would have a Material Adverse Effect.

     4.6 Taxes. Each of MERI and the Buyers and its Subsidiaries has (a) filed all material Tax Returns that they are required to file through the date hereof and shall prepare and file all material Tax Returns required to be filed after the date hereof and on or before the Closing and (b) paid or provided for the payment of all Taxes due and owing for the periods covered by such Tax Returns and all Taxes, if any, required to be paid for which no return is required, except in either case where the failure to file such returns or to pay or provide for such Taxes would not have a Material Adverse Effect.

     4.7.  Environmental  Laws and Regulations.   Except  as
set
forth on the Buyers' Disclosure Schedule or for non-compliance that will not have a Material Adverse Effect, MERI and each of the Buyers and each of its Subsidiaries
(a) are in compliance with Environmental Laws, and (b) have not received written notice of, or, to the actual knowledge of the officers of MERI or either of the Buyers, is the subject of an Environmental Claim.

     4.8 Compliance with Applicable Laws. Except as set forth on the Buyers' Disclosure Schedule or for violations that will not have a Material Adverse Effect, the businesses of MERI and the Buyers and its Subsidiaries are not being conducted in violation of any Laws.

     4.9 Broker's Fees. Neither MERI nor either of the
Buyers has
employed any investment bank, broker, finder, consultant or other intermediary which would be entitled to any fee or commission from the in connection with the Transaction.

                          ARTICLE V
          CONDUCT PENDING THE CLOSING AND COVENANTS

5.1 Conduct of Business by the Seller. Except as set forth in this Agreement or on the Seller's Disclosure Schedule, the Seller covenants and agrees that prior to Closing, unless MERI and the Buyers otherwise agree in writing or as otherwise contemplated by this Agreement, it will cause the Companies to conduct their business and day to day operations in the ordinary and usual course of business, consistent with its past custom and practice, and will seek to preserve intact the business organizations and goodwill of the Companies keep in full force and effect all material rights, licenses, permits and franchises relating to such businesses, and maintain satisfactory relationships with suppliers, customers and others having business relationships with the Companies. The Seller specifically agrees that, prior to Closing, unless MERI and the Buyers otherwise agree in writing or as otherwise contemplated by this Agreement, neither the Seller nor any its Seller's Subsidiaries or Affiliates, will:

     (a) except as contemplated by this Agreement, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Effective Time;
     (b) take any action that would, or that could reasonably be expected to, cause any condition to Closing, as set forth in Article VII hereof, to not be satisfied; or
     (c) authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.
     5.2 All Reasonable Efforts. Subject to the terms and conditions herein, each of the Parties shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transaction (but shall not be required to file or prosecute any lawsuits or administrative proceedings, or otherwise expend any sums in excess of $200,000 in connection with its reasonable efforts), including using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including, but not limited to,
(i) filings under the HSR Act and any other submissions required by any Governmental Authority, including FERC, and (ii) required approvals under the applicable Laws and to lift any injunction or other legal bar to the Transaction (and, in such case, to proceed with the Closing as expeditiously as possible).
     5.3   Access   to/Confidentiality  of   Information.
Upon reasonable notice, the Seller, MERI, and the Buyers shall (and shall cause their Subsidiaries and the Affiliates to) afford to each other's Representatives, so that they may evaluate the Transaction, reasonable access during normal business hours throughout the period prior to the Closing, to all properties, personnel, books and records and other information as reasonably requested under the circumstances, and, during such period, furnish promptly to such Representatives the specific information concerning the Assets and the business, properties and personnel, including, but not limited to, that listed on the Seller's Disclosure Schedule. Each of MERI and the Buyers agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the Transaction.
     5.4  Publicity. The Parties will consult with each
other and will   mutually   agree  upon  any  press
releases   or   public announcements pertaining to the
Transaction and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement.
     5.5 Employee Matters. MERI and the Buyers shall cause the Companies after the Closing to maintain and continue to
pay  the healthcare   insurance,   dental   insurance,
life   insurance, disability insurance premiums, car
purchase and/or lease payments and/or car allowances and auto insurance currently in effect as of the date of Closing of this Agreement, or substantially comparable benefits, for all employees of the Companies and its Affiliates as of the date of Closing for a period of six
(6) months after Closing, with the exception of those employees and other persons listed on Schedule 5.5. After said six (6) month period, upon termination of any such employees, the Companies shall provide all such employees all of the Federal COBRA benefits mandated relating to any of the above described
employee benefits.
5.6 MERI's and the Buyers' Diligence. MERI and the Buyers acknowledge that they have conducted an extensive investigation of the financial condition and the properties and operations of the Companies and that during the course of such investigation, the
Seller has caused the facilities, books, records and personnel of the Companies to be made available to MERI and the Buyers, and have caused to be provided to MERI and the Buyers such other information with respect to the Companies as they have requested. MERI and the Buyers have received from the Seller all information which they have requested to their satisfaction, and MERI and the Buyers have been given the opportunity to discuss the Assets and the business and prospects of the Companies and to have such representatives answer any questions regarding the Assets and the business of the Companies, all of which questions have been answered to their satisfaction, and to obtain any additional information which MERI or the Buyers possess that is necessary to verify the accuracy of the information supplied during the course of such investigation. MERI and the Buyers have had access to the Assets and to the facilities and properties of the Companies and have inspected them to their satisfaction. Further, MERI and the Buyers acknowledge that
(i) they have been advised that the Companies have certain Pending Claims, including without limitation a rate case by KPC, pursuant to Section 4 of the Natural Gas Act, (ii) the outcomes of Pending Claims, including the rate case, are impossible to predict, (iii) the Seller is not making any representations or warranties of any kind or nature with respect to the Pending Claims (including the rate case) including without limitation with respect to the outcome thereof, (iv) the outcome of the Pending Claims, including the rate case, could have a Material Adverse Effect and (v) the Preliminary Cash Consideration and the assumption of obligations pursuant to Section 2.4 hereof and the consummation of the Transaction by MERI and the Buyers are based on their independent evaluation of the
Pending Claims, including the  rate case.   As  a  result of
the foregoing, as of the Closing, and without any further action required and except as specifically set forth in Article VI hereof, MERI and the Buyers, on behalf of themselves and all of their Affiliates, shall be deemed to release and discharge, as of the Closing, the Seller and its Subsidiaries and each of their former and present officers, directors, stockholders, employees, agents and representatives from and against all claims which could be made in any AgreementRelated Litigation pursuant to Rule 10(b)-5 of the Exchange Act or common law fraud.

5.7 Representations Cut-Off. On or prior to the Cut-Off Date, MERI and the Buyers must submit to the Seller a statement (the "Representations Statement") describing in detail any breaches of representations or warranties by Seller then known to MERI or either of the Buyers. The Seller will then have 30 days to cure said breaches of
representations or warranties.   MERI  and  the Buyers  will
be barred from seeking any indemnities or other remedies hereunder or from refusing to Close pursuant to Section 7.2(b) for any breaches of representations or warranties by the Seller known to MERI or either of the Buyers prior to the Cut-Off Date and not set forth in the Representations Statement.

5.8  Employee Benefits.  MERI and the Buyers agree that
after the Closing it will not allow the Companies (or any successor or assign thereof) to take any action or omit to take any action which would, directly or indirectly, reduce any COBRA benefits being made available or which may be due to  employees  of  the Companies after the
Closing for any employees terminated prior to
the Closing or within 6 months after Closing.
5.9  Update Representations.  MERI and the Buyers, on  one
hand, and the Seller, on the other hand, each shall promptly notify the other party in writing if they become aware after the date hereof and before the Closing of any fact,
information or condition that causes  or  constitutes  a
breach of any  representation  or  any warranty  made  by
them in this Agreement, whether such fact, information or condition (i) existed (whether or not known by the representing/warranting party for representations or warranties not  predicated on such Party's knowledge) before the date hereof (a  "Breach  Event") or (ii) came into
existence after  the  date hereof  (a "Subsequent
Development").  Such fact, information  or condition   shall
be  set  forth  in  a  supplemental   schedule specifying
the applicable section of this Agreement to which such
information    relates   (a   "Supplemental   Schedule").     The
Supplemental Schedule shall be delivered to the other party, and if  not  objected to in writing within five (5) business days  of delivery, shall amend and, if applicable, replace
the section  of the  original Seller's Disclosure Schedule
or Buyers' Disclosure Schedule to which it relates. If objected to in writing within five (5) business days of delivery, the Supplemental Schedule shall not be deemed to
amend the relevant Disclosure Schedule. 5.10   Tax  Matters.
The Seller shall be  responsible  for  the payment  of
Taxes which relate to the Companies  and  which  are
attributable to time periods up to and including the Closing
Date (whether or not the liability, obligation or claim for
such Taxes exists as of such date), including Taxes imposed
on the Seller as a result of the transfer of the Assets to
the Buyers.  The Buyers shall be responsible for the payment of Taxes which relate to the Companies and which are attributable to time periods beginning after the Closing
Date.   The  party  which  has  the  primary obligation  to
do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes, and that party shall pay the Taxes shown on such Tax Return.

                         ARTICLE VI
                 INDEMNIFICATION;  REMEDIES

6.1. Survival of Representations and Warranties. The representations, warranties and agreements of the Parties made herein shall survive Closing, any investigation by the Parties, and the execution and delivery of the documents contemplated by this Agreement, and shall continue in force and effect until terminated, as hereinafter provided in Sections 6.2 and 6.3.

6.2 General Indemnity by the Seller. The Seller agrees to protect, defend, indemnify and hold MERI and the Buyers, their successors and assigns as to all or part of the assets of the Companies (collectively, the "Buyers' Indemnified Parties" and individually a "Buyers' Indemnified Party") harmless from and against and shall reimburse the Buyers' Indemnified Parties for, all Adverse Consequences to the Buyers' Indemnified Parties and the Companies, or any of them, which arise from any of the following:

  (a) the breach of any of the Seller's representations and warranties contained in this Agreement;

     (b) any severance obligation (excluding Federal COBRA benefits) to any employees or consultants listed on Schedule 6.2;
and

     (c) all actions, suits, proceedings, demands, assessments, costs and expenses (including reasonable attorneys' fees and expenses of investigation and defense) incident to any such breach.

     The representations and warranties of Seller under
Article III and the indemnity obligations of Seller under this Section 6.2 shall terminate and be of no further force and effect as of 10:59 a.m. central time on October 29, 2000, except as to matters which are the subject of a written claim made to the Seller by any and all Buyers' Indemnified Parties prior thereto and except for matters covered by Section 3.7 (which shall survive until the expiration of the applicable statute of limitations period with respect to such Taxes). Further, the Seller shall not be liable to MERI and/or the Buyers for any breaches of representations or warranties of which MERI or either or the Buyers had actual knowledge (without any duty of inquiry) as of the Cut-Off Date.

     6.3 General Indemnity by MERI and the Buyers. MERI and the Buyers agree to protect, defend, indemnify and hold the Seller harmless from and against, and shall reimburse the Seller for, all Adverse Consequences which arise from any of the following:

     (a) the breach of any of MERI's and the Buyers' representations and warranties contained in this Agreement;
and

     (b) all actions, suits, proceedings, demands, assessments, costs and expenses (including reasonable attorneys' fees and expenses of investigation and defense) incident to any such breach.

  The representations and warranties of MERI and the Buyers under Article IV and the indemnity obligations of MERI and the Buyers to the Seller under this Section 6.3 shall terminate and be of no further force and effect as of 10:59 a.m. central time on October 29, 2000, except as to matters which are the subject of a written claim made to MERI and/or the Buyers by the Seller prior thereto. Further, MERI and the Buyers shall not be liable to the Seller for any breaches of representations or warranties of which the Seller had actual knowledge (without any duty of inquiry) as of the Cut-Off Date.

     6.4 Matters Involving Third Parties.

     (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any claim ("Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 6, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

     (b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

     (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 6.4(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

  (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

     6.5 Monetary Limitations on the Seller's
Indemnification. Notwithstanding anything herein to the contrary, in no event and under no circumstances shall the Seller be required to pay any amounts to the Buyers' Indemnified Parties under or in connection with the Seller's warranties, representations and indemnities under this Agreement to the extent such amounts for any single claim (other than claims in connection with a breach of the representations and warranties in Section 3.7 for which the Seller shall be liable from the first dollar of Adverse Consequences as a result of a breach of the representations and warranties in Section 3.7) are less than Two Hundred Fifty Thousand Dollars ($250,000) (the "Threshold"); provided, however, that once the Threshold for a claim is met, the Seller shall be liable for all Adverse Consequences from such claim (and not just the amount that exceeds the Threshold). Notwithstanding the foregoing, the Seller's liability to all Buyers' Indemnified Parties for all Adverse Consequences from all claims under this Article VI shall not exceed Five Million Dollars ($5,000,000) in the aggregate. For purposes of this Section 6.5, the representations and warranties of the Seller contained in this Agreement shall be read without giving effect to any "Material Adverse Effect" exception.
     6.6 Computation of Adverse Consequences.
          (a) Computation of Losses. The amount of any Adverse Consequences for which indemnification is provided under this Article VI shall be reduced by (x) any related tax benefits to be received by the Indemnified Party as a result of such Adverse Consequence, and (y) any insurance recovery if and when actually received or realized, in each case in respect of such Adverse Consequence. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges, and expenses incurred by the Indemnified Party in obtaining such recovery.
          (b) Characterization of Indemnification Payments. All amounts paid by any of the Parties, as the case may be, under this Article VI shall be treated as adjustments to the Purchase Price for purposes of all relevant Taxes.
     6.7 Exclusive Remedy if Closing Occurs. The provisions of this Article VI shall constitute the exclusive remedy of the Parties if Closing shall occur with respect to any claims or Adverse Consequences resulting from or arising out of the provisions of this Agreement and any other claims or Adverse Consequences, whether based on tort, contract, Law, or otherwise, resulting from or arising out of the Transaction which may be asserted after the Closing.
     6.8 Post-Closing Access. From and after the Closing, MERI and the Buyers shall afford to authorized representatives of the Seller reasonable access during normal business hours to the Assets and related records and personnel as the Seller may reasonably require to prosecute or defend any claim, litigation, or investigation by any Governmental Authority or third party or pursuant to Article VI hereof (including without limitation tax audits); provided, that the Seller shall reimburse MERI and the Buyers for all reasonable out-of-pocket expenses and costs incurred in connection therewith.
                         ARTICLE VII
                         CONDITIONS

7.1 Conditions to Each Party's Obligation to Close. The obligations of each of the Parties to consummate the Transaction is subject to the satisfaction, or mutual waiver, on or prior to the Closing of each of the following conditions:

     (a) Injunction. There shall not be in effect any Law or any Judgment directing that the Transaction not be consummated; provided, however, that prior to invoking this condition each Party shall use all reasonable efforts to have any such Judgment vacated; and there shall have been no Law enacted or promulgated which would make consummation of the Transaction illegal.
     (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or shall have been earlier terminated.
     (c) Escrow Agreement. All conditions precedent to Closing under the Escrow Agreement shall have been satisfied or otherwise excused.
     7.2 Additional Conditions to the Obligation of the Buyers to Close. The obligation of the Buyers to consummate the Transaction is subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Cut-Off Date of each of the following conditions:
     (a) Performance. The Seller shall have performed, in all material respects, all the obligations required to be performed by it under this Agreement at or prior to the Closing.
     (b) Representations and Warranties. The representations and warranties of the Seller under this Agreement shall be true and correct, in each such case as of the date of this Agreement and as of the Cut-Off Date as though made on the Cut-Off Date (except that representations and warranties that speak as of a specific date shall be true and correct as of such date), provided that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct have not caused and could not reasonably be expected to cause a Material Adverse Effect; provided further, however, that to assert this Section 7.2(b) as a reason for not Closing the Transaction, MERI and the Buyers must provide written notice to the Seller at or prior to the CutOff Date asserting its right to refuse to Close pursuant to this Section 7.2(b).
  (c) Ownership of Assets. The Seller, through its wholly owned subsidiary, shall have acquired ownership of the Assets.

     (d) Deliveries. MERI and the Buyers shall have received at the Closing the following documents:

          (i) a certificate dated the Closing and executed by the Chief Executive Officer or President of the Seller certifying to the fulfillment of the conditions specified in Sections 7.2(a), (b), (c), and (e);
          (ii) assignment of the Assets in form and content reasonably satisfactory to the Buyers; and

          (iii)  an executed assumption agreement in the
form of that attached hereto as Schedule 7.2(c)(iii) assuming the debt obligations of Syenergy described in
Schedule 1.1(C).

     (e) Consents and Approvals. All other consents, approvals and authorizations legally required to be obtained to consummate the Transaction shall have been obtained from all Governmental Authorities and third persons, except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect (assuming for purposes of this Section 7.2(e) that the Closing shall have been effected).

   7.3 Additional Conditions to the Seller's Obligation to
Close. The obligation of the Seller to consummate the Transaction is subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Closing of each of the following conditions:

     (a) Performance. MERI and the Buyers shall have performed, in all material respects, all the obligations required to be performed by them under this Agreement at or prior to the Closing.

     (b) Representations and Warranties. The representations and warranties of MERI and the Buyers under this Agreement shall be true and correct, in each such case as of the date of this Agreement and as of the Closing as though made on the Closing Date (except that representations and warranties that speak as of a specific date shall be true and correct as of such date), provided that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct have not caused and could not reasonably be expected to cause a Material Adverse Effect.

    (c) Deliveries. The Seller shall have received at the Closing Date the following documents:

          (i) a certificate dated the Closing and executed by the Chief Executive Officer or President of both MERI and each of the Buyers certifying to the fulfillment of the conditions specified in Sections 7.3(a), (b) and (d); and

          (ii) an executed guaranty in the form of that attached hereto as Schedule 7.3.

     (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Transaction shall have been obtained from all Governmental Authorities and third persons (including those listed in Section 3.4), except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect (assuming for purposes of this Section 7.3(d) that the Closing shall have been effected).

7.4 Frustration of Closing Conditions. Neither the Seller nor the Buyers may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use reasonable efforts to consummate the Transaction contemplated by this Agreement, or otherwise occurred because of a breach of this Agreement by such Party.


                        ARTICLE VIII
                  TERMINATION AND REMEDIES

8.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the
Closing:

     (a) by the mutual written consent of the Parties;
     (b) by any Party, if:
          (i) any court of competent jurisdiction in the United States, or some other Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that
          the  Party seeking                           to
          terminate  this  Agreement  under            this
          Section   8.1(b)(i)  shall  have  used  its
reasonable
          commercial efforts to remove such injunction, order or decree; or

          (ii) the Transaction shall not have been consummated by December 8, 1999 (plus any cure periods permitted by either 8.1(c) or (d) below); provided, that the right to terminate this Agreement pursuant to this Section
          8.1(b)(ii) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Transaction to occur on or before such date.

     (c)   by   MERI  and  the  Buyers  if  there  has
been   a misrepresentation or breach of warranty or failure
to perform a covenant on the part of Seller, in each case of which Seller has been given notice in writing by MERI or the Buyers on or prior to the Cut-Off Date and which has not been cured by Seller or the Seller within thirty
(30)  days  of  such  notice  and   which misrepresentation,
breach  or  failure  to  perform
(provided,
however, that no cure period need be given as to a failure to make the deliveries required by Section 2.7), in the aggregate with all other misrepresentations, breaches or failures to perform, caused or would cause a Material Adverse Effect.

     (d)  by  Seller  if  there has been a
misrepresentation or breach of warranty or failure to perform a covenant on the part of MERI or the Buyers of which MERI or the Buyers have been given notice in writing by Seller or the Seller and which has not been cured by MERI or Buyers, as the case may be, within thirty (30) days of such notice and which misrepresentation, breach or failure to perform (provided, however, that no notice or cure period need be given as to a failure to make the deliveries required by Section 2.7 or to timely execute and deliver the Escrow Agreement or to timely make deposits with the Escrow Agent as set forth in the Escrow Agreement), in the aggregate with all other misrepresentations, breaches, or failures to perform, caused or would cause a Material Adverse Effect.

8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, provided, however, that any such termination shall not affect any Party's ability to seek damages or specific performance for breach of this Agreement; further provided, however, if MERI or the Buyers terminates this Agreement pursuant to Section 8.1(c) or if Seller or the Seller terminates this Agreement pursuant to
Section 8.1(d) and at the time of termination (a) the non-
breaching Party
shall have been legally permitted to and shall have offered in writing (i) to waive all misrepresentations, breaches or failures to perform on the part of the defaulting Party (other than the deliveries required to be made at Closing to the non-defaulting Party pursuant to
Section 2.7) as to which the defaulting Party has been given notice in writing by the non-defaulting Party and (ii) to proceed with the Closing, and (b) all of the conditions to Closing set forth in Article VII required to be fulfilled by the non-breaching party shall have either been fulfilled or waived by the breaching party, then the breaching Party shall thereupon be obligated to pay to the non-breaching Party (within 3 days after termination) the sum  of  $15,000,000  cash  (the "Fee"),
as agreed liquidated damages and as the sole remedy of the non-defaulting Party for the failure or refusal of the
defaulting   party  to  close  the  Transaction.
Specifically, however, if the Buyers have not timely
submitted a Representation Statement   or  if  all  matters
listed on the Representation Statement have been cured, then if the Buyers refuse to Close on November 9, 1999 (other than a failure by the Seller to make the deliveries required by Section 2.7), then the Fee shall be paid by the Buyers on November 10, 1999.
                         ARTICLE IX
                     GENERAL PROVISIONS

9.1 Expenses. Whether or not the Transaction is consummated, all costs and expenses, incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such expense, except that any filing fee under the HSR Act shall be paid by MERI.

9.2 Modification or Amendment. This Agreement may be amended by an instrument in writing executed and delivered on behalf of each of the Parties hereto at any time prior to the Closing.

9.3 Waiver. The conditions to each of the Parties'
obligations to consummate the Transaction are for the sole
benefit of such Party and  may  be  waived, at any time
prior to the Closing,  by  such Party  in  whole or in part
to the extent permitted by Law.   Any agreement on the part
of a Party to any extension or waiver shall be valid only if set forth in writing signed on behalf of such Party, and shall not be inferred by the failure of any such Party to assert any of its rights hereunder. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

9.4 Notices. All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, or sent by certified mail, return receipt requested, as follows:

          (a) If to Seller, to:
               K-Pipe Merger Corporation
               c/o SCALP
              750 Lexington Avenue, 30th Floor
               New York, NY  10022
               Telephone:(21
               2) 826-0770
               Telecopier:(2
               12) 826-0077

               with a copy
to:

          Howard Teig, CPA
               510 Jericho Turnpike,
               Suite 320 Jericho, NY
               11753 Telephone:(516)
               931-5506
               Telecopier:(516) 931-
               5327

               (b) If to MERI and/or
Seller, to:
               Midcoast Energy
               Resources, Inc. 1100
               Louisiana, Suite 2950
               Houston, TX 77002
               Attn: General
Counsel
               Telephone: (713) 650-
               8900 Telecopier:
               (713) 650-3232

          with a copy to:

               Ronald L. Chachere,
Esq.
               615 N. Upper
               Broadway, Suite 970
               Corpus Christi,
               Texas 78401
               Telephone: (361) 883-
               2356 Telecopier:
               (361) 883-2357

or  such  other  Persons or addresses as  may  be
designated  in writing  by  the  Party  to  receive
such  notice.   Any  notice delivered  by  messenger
shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; notices mailed in the manner provided above, shall be deemed received on the third day after such are postmarked; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

9.5  Governing Law; Jurisdiction; Venue. This
Agreement shall  be governed  by, and construed and
enforced in accordance with,  the Laws  of  the
State  of  Kansas, without giving  effect  to  the
principles  of  the conflicts of law thereof.  The
Parties  agree that  the  Federal  Court of the
District of  Kansas  shall  have exclusive
jurisdiction and venue to hear and determine any
claims or  disputes  between the parties hereto,
pertaining directly  or indirectly  to  this
Agreement, the Transaction,  any  additional
agreements or to any matter arising out of, in
connection with or related    to   any   thereof
(collectively,   "Agreement-Related
Litigation").   Each  Party expressly  submits  and
consents  in advance     to  such  jurisdiction  in
any  action  or  proceeding
commenced in such courts, hereby waiving personal
service of  the summons  and complaint or other
process or papers issued  therein and  agreeing that
service of such summons and complaint or other
process  or  papers may be made by registered or
certified  mail addressed  to  the  relevant Party at
the address  set  forth  in Section     9.4,  which
service shall be deemed made upon receipt thereof. The exclusive choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction.

9.6  Entire  Agreement. This Agreement, including the
Schedules, constitute the entire agreement and understanding of the Parties with respect to the Transaction and supersedes any and all prior agreements, representations and understandings relating to the subject matter hereof. There are no representations or warranties except as specifically set forth in this Agreement.

9.7  Construction. The section and article headings
contained  in this Agreement are inserted for
convenience of reference only and shall not affect
the meaning or interpretation of this Agreement.
The  preamble  hereof,  the recitals hereto,  and
all  schedules attached  hereto are hereby
incorporated herein by reference  and made a part
hereof.
9.8  Binding  Effect. This Agreement shall be
binding  upon  and inure  to  the  benefit  of  the
Parties,  and  their  respective successors and
assigns, to the extent allowed hereby.  Nothing in
this  Agreement,  express or implied, is  intended
to  or  shall confer upon any other Person any
rights, benefits or remedies  of any  nature
whatsoever  under or by reason  of  this  Agreement,
except as provided in Section 6.2.
9.9  Assignment.  None of the Parties may assign  any
rights  or delegate  any obligations provided for in
this Agreement  without the prior written consent of
all the other Parties, which consent shall  not be
unreasonably withheld.  Any assignment in violation
of  the  preceding  sentence  shall  be  void.
Subject  to  the preceding sentence, this Agreement
will be binding upon, inure to the  benefit  of,  and
be enforceable by, the parties  and  their respective
successors and assigns.
9.10  Counterparts. This Agreement may be executed in
any  number of  separate counterparts, each of which
shall be deemed to be an original,  but which
together shall constitute one and  the  same
instrument and may be executed by facsimile.
9.11   Obligations  of  Subsidiaries.  Whenever  this   Agreement
requires a Subsidiary of MERI or either of the Buyers
to take any action,   such  requirement  shall  be
deemed  to   include                                    an
undertaking on the part of MERI and/or either of the Buyers, as the case may be, to cause such Subsidiary to take such action and a guarantee of the performance thereof. Whenever this Agreement requires a Subsidiary of the Seller to take any action, such requirement shall be deemed to include an undertaking on the part of the Seller to cause such Subsidiary to take such action and a guarantee of the performance thereof.

9.12  Severability.  The provisions of this
Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable or equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other
Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13   Costs  and  Fees.  In  connection  with
Agreement-Related Litigation (regardless of whether the action alleges breach of contract, tort, violation of a statute, or any other cause of action), the prevailing Party will be entitled to recover from the nonprevailing Party its reasonable costs in bringing or defending such claims, including its reasonable attorneys' fees, accounting fees, professional and/or expert witness fees, court costs, and travel and out-of-pocket expenditures incurred in preparation for and during such proceedings. If a Party prevails on some aspects of its claims but not on others, the court shall apportion any award of costs in bringing or defending such claims in such manner as it deems equitable.

9.14 Cy Pres. The doctrine of Cy Pres shall be applicable to the Agreement such that in interpreting the terms and conditions hereunder the intentions of the parties are to be carried out as near as may be, when it would otherwise be impossible or illegal to give it literal effect. In any dispute arising out of this Agreement, the doctrine of Cy Pres shall be applied by the Court.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
                              K-PIPE MERGER CORPORATION
                              By_______________________
                              __________ Name:
                        Title:

                              MIDCOAST ENERGY
RESOURCES, INC.



                              By_______________________
                              __________ Name:
                        Title:

                              MIDCOAST KANSAS PIPELINE,
INC.



                              By_______________________
                              __________ Name:
                        Title:

                              MIDCOAST KANSAS GENERAL
PARTNER, INC.



                              By_______________________
                              __________ Name:
                        Title: